Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six Months Ended June 30, 2012
Repurchased 4.7 Million Shares

HOUSTON, Texas – July 26, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended June 30, 2012. The Company reported net income of $92.5 million, or $0.60 per share, for the second quarter of 2012, an increase of 13% compared to net income of $81.6 million, or $0.52 per share, for the quarter ended June 30, 2011. Revenues for the second quarter of 2012 were $681 million, compared to $600 million for the second quarter of 2011, an increase of 14%.

The Company reported net income of $190 million, or $1.22 per share, for the six months ended June 30, 2012, compared to net income of $153 million, or $0.98 per share, for the six months ended June 30, 2011. Revenues for the six months ended June 30, 2012 were $1.4 billion, compared to $1.2 billion for 2011.

The financial results for the three months ended June 30, 2012 include a pretax gain on the sale of assets of $27.2 million ($0.11 per share) related to the sale of the Company’s flowback operations and the auction sale of certain excess drilling assets.

During the quarter, the Company repurchased approximately 4.7 million shares, or more than 3% of its outstanding shares, for $70 million under the existing share repurchase program. Yesterday, the Board of Directors increased the Company’s authorization for share repurchases, which now stands at $150 million.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our drilling activity during the second quarter was negatively impacted by the seasonal slowdown in Canadian activity and to a lesser extent by the U.S. market conditions. Our average number of rigs operating was 224, including 224 in the United States and less than 1 rig in Canada. This compares to an average of 237 rigs operating in the first quarter of 2012, including 224 in the United States and 13 in Canada.”

Mr. Wall added, “In the United States, average revenue per operating day increased sequentially by $270. In Canada, the seasonal slowdown negatively impacted our overall average revenue per operating day for the second quarter of 2012, which decreased by $80 to $22,570, compared to $22,650 for the first quarter of 2012.

“Average direct costs per operating day for the second quarter of 2012 increased to $13,370 from $13,080 for the first quarter of 2012. Costs associated with the movement of rigs between markets and customers contributed to the increase.

“As of the end of the second quarter, we had term contracts providing for approximately $1.5 billion of dayrate drilling revenue. Based on contracts currently in place with an initial duration of at least six months, we expect to have an average of 141 rigs operating under term contracts during the third quarter, and 131 rigs during the second half of 2012. At the end of the quarter, we had 6 rigs under term contracts that were on standby rates.

“We completed 4 new Apex™ rigs during the second quarter, achieving the significant milestone of completing our 100th Apex™ rig. We remain on track to build 24 new Apex™ rigs during 2012, of which 17 are currently under contract. We remain confident in the demand for advanced technology rigs, the returns to be achieved from building these rigs and plan to continue upgrading our rig fleet.

“Our pressure pumping activity during the second quarter was better than we expected. Although our revenues declined by 15% sequentially to $206 million, we fared well given the difficult market conditions. In this environment, we focused our efforts on cutting costs, which positively impacted our margins during the quarter and EBITDA decreased by only 10%. Market conditions remain challenging and we continue to be vigilant with respect to costs.

“Based on new equipment orders that were placed in mid-2011, we are still taking delivery of new pressure pumping equipment, but we do not intend to increase our active fleet until market conditions warrant,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Our industry entered the second quarter with substantial optimism respecting drilling and fracing in oil and liquids regions, and considerable pessimism respecting the prospects for the natural gas markets. As the quarter unfolded, oil prices declined, and more importantly, our customers became more concerned about the direction of oil prices. In turn, operators took an increasingly cautious outlook towards long-term capital commitments for oil projects.

“Faced with these market conditions, our drilling and pressure pumping operations both had successful operating quarters reflecting their strong ability to adapt quickly to fast-changing circumstances. Equipment and labor were moved efficiently between customers and regions with only minimal losses of revenue.

“Our nimble operations were complemented by the financial transactions we completed during the quarter, including the sales of non-core assets, the repurchase of more than 3% of our Company’s common stock and the previously announced private placement of $300 million of unsecured 10-year senior notes at a rate of 4.27%. The result of these operational and financial achievements increased our financial flexibility and strengthened our balance sheet, so that at June 30, 2012, we had $75.3 million in cash and $360 million available under our revolving credit facility.

“Our operational and financial flexibility provides a base upon which to further build shareholder value. We will continue to weigh opportunistic share repurchases, acquisitions and the further newbuild additions to our rig fleet; all in order to seek the best returns for our shareholders.

“Although we expect some decline in activity levels and downward pricing pressure, with oil prices now near $90, and with natural gas prices above $3 – far better than the sub-$2 price that had been widely predicted for the end of summer, we are seeing some customers start to consider modest increases in their drilling and fracing programs,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on September 28, 2012 to holders of record as of September 14, 2012.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2012 is scheduled for July 26, 2012 at 9:00 a.m. Central Time. The dial-in information for participants is 866-277-1181 (Domestic) and 617-597-5358 (International). The Passcode for both numbers is 79128262. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through August 9, 2012 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through August 30, 2012. The Passcode for both telephone numbers is 61564948.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has more than 330 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Kansas, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES	$681,112	$600,064	$1,427,033	$1,167,468
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	413,354	349,723	865,590	688,994
Depreciation, depletion, amortization and impairment	128,477	102,749	251,430	198,964
Selling, general and administrative	16,719	16,749	30,587	32,724
Net gain on asset disposals	(28,332)	(1,017)	(30,732)	(2,621)
Provision for bad debts	—	—	1,600	—

Total costs and expenses	530,218	468,204	1,118,475	918,061

OPERATING INCOME	150,894	131,860	308,558	249,407

OTHER INCOME (EXPENSE)
Interest income	179	45	233	88
Interest expense	(5,051)	(3,514)	(9,633)	(7,403)
Other	(144)	78	(89)	197

Total other expense	(5,016)	(3,391)	(9,489)	(7,118)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	145,878	128,469	299,069	242,289
INCOME TAX EXPENSE	53,340	46,831	109,257	89,032

INCOME FROM CONTINUING OPERATIONS	92,538	81,638	189,812	153,257
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	—	—	(367)

NET INCOME	$92,538	$81,638	$189,812	$152,890

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.60	$0.53	$1.22	$0.99
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.60	$0.53	$1.22	$0.99
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.60	$0.52	$1.22	$0.98
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.60	$0.52	$1.22	$0.98
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	153,269	153,556	153,947	153,340

Diluted	153,655	155,581	154,544	155,252

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.10	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Contract Drilling:
Revenues	$460,249	$386,479	$949,731	$763,837
Direct operating costs (excluding depreciation)	$272,720	$218,754	$555,369	$437,453
Selling, general and administrative	$1,286	$1,308	$2,622	$2,593
Depreciation and impairment	$95,707	$81,282	$189,433	$158,137
Operating income	$90,536	$85,135	$202,307	$165,654
Operating days – United States	20,350	18,142	40,778	35,401
Operating days – Canada	42	264	1,224	1,651
Total operating days	20,392	18,406	42,002	37,052
Average revenue per operating day – United States	$22.48	$20.84	$22.34	$20.32
Average direct operating costs per operating day – United States	$13.17	$11.66	$12.95	$11.50
Average rigs operating – United States	224	199	224	196
Average revenue per operating day – Canada	$66.29	$32.13	$31.57	$26.94
Average direct operating costs per operating day – Canada	$111.48	$27.19	$22.23	$18.29
Average rigs operating – Canada	0	3	7	9
Average revenue per operating day – Total	$22.57	$21.00	$22.61	$20.62
Average direct operating costs per operating day – Total	$13.37	$11.88	$13.22	$11.81
Average rigs operating – Total	224	202	231	205
Capital expenditures	$181,685	$196,726	$382,292	$331,975
Pressure Pumping:
Revenues	$206,173	$200,131	$447,895	$379,790
Direct operating costs (excluding depreciation and amortization)	$138,051	$128,866	$304,908	$247,441
Selling, general and administrative	$4,344	$4,456	$8,619	$8,795
Depreciation and amortization	$26,932	$16,469	$50,735	$31,836
Operating income	$36,846	$50,340	$83,633	$91,718
Fracturing jobs	326	349	656	734
Other jobs	1,425	1,636	3,084	3,081
Total jobs	1,751	1,985	3,740	3,815
Average revenue per fracturing job	$542.52	$484.21	$584.50	$440.48
Average revenue per other job	$20.57	$19.03	$20.90	$18.33
Total average revenue per job	$117.75	$100.82	$119.76	$99.55
Total average costs per job	$78.84	$64.92	$81.53	$64.86
Capital expenditures	$57,525	$41,435	$112,099	$82,616
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$13,509	$12,000	$27,322	$21,087
Revenues – Natural gas and liquids	$1,181	$1,454	$2,085	$2,754
Revenues – Total	$14,690	$13,454	$29,407	$23,841
Direct operating costs (excluding depletion and impairment)	$2,583	$2,103	$5,313	$4,100
Depletion	$4,791	$3,463	$8,968	$6,368
Impairment of oil and natural gas properties	$92	$759	$384	$1,426
Operating income	$7,224	$7,129	$14,742	$11,947
Capital expenditures	$7,875	$5,078	$15,304	$9,746
Corporate and Other:
Selling, general and administrative	$11,089	$10,985	$19,346	$21,336
Depreciation	$955	$776	$1,910	$1,197
Net gain on asset disposals	$(28,332)	$(1,017)	$(30,732)	$(2,621)
Provision for bad debts	$—	$—	$1,600	$—
Capital expenditures	$1,577	$1,827	$2,370	$3,281
Total capital expenditures	$248,662	$245,066	$512,065	$427,618
			June 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2012	2011

Cash and cash equivalents			$75,299	$23,946
Current assets			$760,565	$764,950
Current liabilities			$378,299	$418,712
Working capital			$382,266	$346,238
Current portion of long-term debt			$—	$10,000
Borrowings outstanding under revolving credit facility			$—	$110,000
Other long-term debt			$600,000	$382,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$92,538	$81,638	$189,812	$152,890
Income tax expense	53,340	46,831	109,257	89,032
Net interest expense	4,872	3,469	9,400	7,315
Depreciation, depletion, amortization and impairment	128,477	102,749	251,430	198,964
Results of discontinued operations:
Income tax benefit	—	—	—	(209)

EBITDA	$279,227	$234,687	$559,899	$447,992

Total revenue	$681,112	$600,064	$1,427,033	$1,167,468
EBITDA margin	41.0%	39.1%	39.2%	38.4%
(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.